Exhibit 99.1
BAXTER’S BOARD OF DIRECTORS EXPANDS SHARE REPURCHASE AUTHORIZATION BY $2 BILLION
     DEERFIELD, Ill., March 13, 2007 — Baxter International Inc. (NYSE:BAX) announced today that its Board of Directors has authorized the repurchase of an additional $2 billion of the company’s common stock to be executed upon completion of the existing share repurchase program. Baxter has approximately $800 million of remaining authorization under the $1.7 billion program as supplemented by the Board in February 2006.
     The company expects to complete the expanded program during the next three years, as determined by management based on its evaluation of market conditions and other factors.
     “The quality of our ongoing cash flow generation and growth expectations, as well as the proceeds of our recent sale of the transfusion therapy business, give us confidence that we have the necessary capital to make appropriate investments in internal growth initiatives and selective acquisitions that enhance growth, while returning value to shareholders,” said Robert M. Davis, corporate vice president and chief financial officer. “We look forward to providing more details on our long-term growth expectations and capital allocation framework at our investor conference scheduled for March 14, 2007.”
     A webcast of Baxter’s investor conference can be accessed live from a link on the company’s website at www.baxter.com beginning at 8:00 a.m. CDT on March 14, 2007. Please visit Baxter’s website for more information regarding this and future investor events and webcasts, including investor presentations and the company’s Annual Meeting for shareholders in Chicago on May 1.
     Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including hemophilia, immune disorders, cancer, infectious diseases, kidney disease, trauma and other conditions. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.
This release includes forward-looking statements concerning the company’s share repurchases and investments. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: continued strength in the company’s financial position, including cash flows; alternative uses of funds including, but not limited to dividends, business development transactions, and other investments in the company’s businesses; and other risks identified in the company’s most recent filing on Form 10-K and other SEC filings, all of which are available on the company’s website. The company does not undertake to update its forward-looking statements.
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